                             NEWS RELEASE

LINN Energy Announces $2.3 Billion of Asset Sales

HOUSTON, October 3, 2014 – LINN Energy, LLC (NASDAQ: LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today that LINN has signed a definitive agreement to sell its entire position in the Granite Wash and Cleveland plays located in the Texas Panhandle and western Oklahoma to privately held institutional affiliates of EnerVest, Ltd., for a contract price of $1.95 billion. LINN also announced today that it has signed a definitive agreement with Fleur de Lis Energy, LLC to sell its Wolfberry positions in Ector and Midland counties in the Permian Basin for a contract price of $350 million.
Proceeds from these sales are expected to finance the Company’s $2.3 billion acquisition of assets from Devon Energy Corporation, which closed in August 2014. Both of today’s announced sales are expected to be tax efficient upon successful completion of a reverse 1031 like-kind exchange.
The Granite Wash and Cleveland properties sold include approximately 145,000 net acres, 195 MMcfe/d of current production, 755 Bcfe of year-end 2013 proved reserves and related midstream facilities. LINN is running a 4-rig drilling program and has planned to spend approximately $210 million of capital on these assets in 2014.
The Permian Basin properties sold include approximately 7,200 net acres, 4.6 MBoe/d of current production and 19 MMBoe of year-end 2013 proved reserves. LINN is running a 2-rig vertical drilling program and has planned to spend approximately $95 million of capital on these assets in 2014.
Following the closing of this transaction, LINN will have remaining production of approximately 8.0 MBoe/d and approximately 6,600 net acres in the Midland Basin that is prospective for horizontal Wolfcamp drilling. The Company continues to see strong interest in the market for a trade or sale of these assets.
“One of our goals for 2014 was to maximize value for our Midland Basin and Granite Wash assets in order to reduce the capital intensity and decline rate within our portfolio. We believe today’s announcements largely accomplish this goal. When considered in light of the accretive acquisitions and trades we’ve announced this year, we are very excited about our business as we move into 2015,” said Mark E. Ellis, Chairman, President and Chief Executive Officer.
The sale of Granite Wash and Cleveland properties is expected to close in the fourth quarter of 2014 with an effective date of September 1, 2014. The sale of Permian Basin properties is expected to close in the fourth quarter of 2014 with an effective date of August 1, 2014. These transactions are subject to satisfactory completion of title and environmental due diligence, as well as the satisfaction of closing conditions.
ADVISORS
RBC Richardson Barr, Scotia Waterous and Wells Fargo acted as financial advisors to LINN during the Granite Wash and Cleveland play transaction.

RBC Richardson Barr acted as the sole financial advisor to LINN during the Permian Basin transaction.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development company, with approximately 7.8 Tcfe of proved reserves (pro forma for announced 2014 trades, acquisitions and divestitures) in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO

LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, trades or divestitures or their expected tax treatment, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including its drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company's financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please read "Risk Factors" in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:        LINN Energy, LLC and LinnCo, LLC

Investors and Media:

Clay Jeansonne, Vice President, Investor and Public Relations
281-840-4193

Zach Dailey, Director, Investor Relations
713-904-6547

Sarah Nordin, Public Relations & Media
713-904-6605

2